Exhibit 99.1

Ibere Pharmaceuticals Receives Expected NYSE Notice Regarding Delayed Quarterly Report

Expects to File Form 10-Q in the Near Term to Restore Compliance

PHILADELPHIA, May 28, 2021 – Ibere Pharmaceuticals (NYSE: IBER) (the “Company”) today announced that it received a notice on May 25, 2021 from the New York Stock Exchange (the “NYSE”) indicating that the Company is not in compliance with Section 802.01E of the NYSE Listed Company Manual as a result of its failure to timely file its Quarterly Report on Form 10-Q for the period ended March 31, 2021 (the “Quarterly Report”) with the Securities and Exchange Commission (the “SEC”). The notice has no immediate effect on the listing of the Company’s stock on the NYSE.

As disclosed in the Company’s Form 12b-25 filed with the SEC on May 18, 2021, on April 12, 2021 the Staff of the SEC released the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Statement”). In the SEC Statement, the SEC staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. At issuance on March 2, 2021, the outstanding warrants (“Warrants”) to purchase Class A ordinary shares of the Company were accounted for as equity within the Company’s balance sheet. After discussion and evaluation, the Company concluded that its Warrants should be presented as liabilities as of the IPO date reported, at fair value, with subsequent fair value changes to be recorded in its financial statements at each reporting period. Given the scope of the process for evaluating the impact of the SEC Statement on the Company’s financial statements, including whether the changes required to align the Company's financial statements with the requirements set forth in the SEC Statement will materially affect the Quarterly Report, the Company was unable to complete and file the Form 10-Q by the prescribed due date without unreasonable effort and expense.

The Company continues to work diligently to prepare and file the Quarterly Report as soon as reasonably practicable. Under NYSE rules, the Company generally has six months following receipt of the notification to regain compliance with the continued listing standard, subject to any extensions by NYSE. The Company is in compliance with all other NYSE continued listing standards.

About Ibere Pharmaceuticals

Ibere Pharmaceuticals is a newly formed special purpose acquisition company that completed its initial public offering in March 2021, raising $138 million in proceeds. Led by Osagie O. Imasogie, Lisa Gray and Zoltan Kerekes, Ibere Pharmaceuticals was formed to acquire, manage and grow strong, international brand portfolios that scale across markets globally. The Firm's principals have built transformational growth companies by leveraging deep industry relationships developed using their PATCOL® philosophy (People Are The Currency Of Life) and by applying their extensive knowledge of pharmaceutical operations.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the Company’s initial public offering filed with the SEC. Copies are available on SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contacts

Jonathan Keehner / Kate Thompson / Tanner Kaufman

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

SOURCE Ibere Pharmaceuticals